Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2010 Stock Option and Incentive Plan of UniFirst Corporation of our reports dated October 29, 2014, with respect to the consolidated financial statements and schedule of UniFirst Corporation, and the effectiveness of internal control over financial reporting of UniFirst Corporation, included in its Annual Report (Form 10-K) for the year ended August 30, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 9, 2015